Exhibit 11.1

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
     Computation of Earnings (Loss) per Common and Common Equivalent Shares


                                                                              13 Weeks Ended
                                                                September 28, 1997   September 29, 1996
                                                                ------------------   ------------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net earnings (loss) applicable to common stock                 ($516,384)           ($55,451)
                                                                ===============      ==============

      Weighted average number of common shares outstanding          14,263,230          13,433,658
                                                                ===============      ==============

      Primary earnings per common share                                 ($0.04)             ($0.00)
                                                                ===============      ==============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net earnings (loss) applicable to common stock                 ($516,384)           ($55,451)

      Dividends on preferred stock                                          47              74,149

      Interest on 9% convertible subordinated debentures                 4,883               4,883
                                                                ---------------      --------------

      Earnings assuming full dilution                                ($521,314)            $23,581
                                                                ===============      ==============

      Weighted average number of shares outstanding                 14,263,230          13,433,658

      Common shares issuable from stock option plans
           and from warrants                                         3,880,108           3,564,070

      Less shares assumed repurchased with proceeds                (14,756,569)        (12,845,221)

      Shares assumed issued upon conversion of
           preferred stock                                             411,925             411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                      43,400              43,400
                                                                ---------------      --------------

      Common shares outstanding assuming full dilution               3,842,094           4,607,832
                                                                ===============      ==============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                                 ($0.14)              $0.01
                                                                ===============      ==============





(A) This calculation is submitted in accordance with the Securities and Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.